Exhibit 99.4

          We hereby consent to (i) the inclusion of our opinion letter, dated December 10, 1999, to the Board of Trustees of Kranzco Realty Trust ("Kranzco") as Appendix C to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 of Kramont Realty Trust relating to the proposed merger of Kranzco and CV Reit, Inc. into Kramont Realty Trust, and (ii) references made to our firm and such opinion in such joint Proxy Statement/Prospectus under the captions entitled "Summary - Opinions of Financial Advisors," "The Mergers - Background of the Mergers," "The Mergers - Reasons for the Mergers; Recommendation of the Kranzco Board of Trustees" and "The Mergers - Opinion of Financial Advisor to Kranzco Board." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                   ING BARINGS LLC

                              /s/ David B. Discoll
                                  Managing Director

April 10, 2000